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                                                   UNITED STATES                                 OMB APPROVAL
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                                        SECURITIES AND EXCHANGE COMMISSION                       OMB Number: 3235-0058
                                              Washington, D.C. 20549                             Expires:  March 31, 2006
                                                                                                 Estimated average burden
                                                    FORM 12B-25                                  hours per response........2.50
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                                            NOTIFICATION OF LATE FILING                                 SEC FILE NUMBER

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                                                                                                         CUSIP NUMBER

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(Check one):  [ ] Form 10-K    [ ] Form 20-F  [ ] Form 11-K   [ ] Form 10-Q    [X]  Form N-SAR    [ ] Form N-CSR

                                      For Period Ended:: March 31, 2004
                                                         --------------
                                      Transition  Report  on Form  10-K [ ]
                                      Transition   Report   on  Form  20-F  [  ]
                                      Transition   Report   on  Form  11-K  [  ]
                                      Transition   Report   on  Form  10-Q  [  ]
                                      Transition  Report  on Form  N-SAR For the
                                      Transition Period Ended:
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READ  INSTRUCTION (ON BACK PAGE) BEFORE  PREPARING  FORM.  PLEASE PRINT OR TYPE.
NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

Rydex Capital Partners SPhinX Fund
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Full Name of Registrant

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Former Name if Applicable

9601 Blackwell Road Suite 500
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Address of Principal Executive Office (STREET AND NUMBER)

Rockville, MD 20850
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City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

     [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Please refer to the attached statement from the accountant.

SEC 1344 (07-03) PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER
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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Michelle Heyman                                      207                822-6194
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   (Name)                                       (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

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               Rydex Capital Partners SPhinX Fund
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               (Name of Registrant as Specified in Charter)

has caused this notificaton to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    June 1, 2004                                                         By: Nick Bonos
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                                                                                  Treasurer
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